Exhibit 3.17

State of Delaware Secretary of State Division of Corporations Delivered 12:31 PM 07/20/2015 FILED 11:03 AM 07/20/2015 SRV 151067641 – 4857758 FILE STATE OF DELAWARE CERTIFICATE OF AMENDMENT CHANGING ONLY THE REGISTERED OFFICE OR REGISTERED AGENT OF A LIMITED LIABILITY COMPANY The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows: 1. The name of the limited liability company is CERVALIS HOLDINGS LLC. 2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company By: /s/ Jodi Henry Authorized Person Name: Jodi Henry, Authorized Signer Print or Type